EXHIBIT 99

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	February 21, 2008
(218) 628-2217
IKONICS ANNOUNCES RECORD 2007 RESULTS
DULUTH, MN — IKONICS Corporation, a Duluth based imaging technology company announced record sales of $15,825,000, in 2007, a 6% increase over 2006. Earnings were $1,170,000 ($0.57 per share), a 4% increase over 2006, also a record.
Bill Ulland, IKONICS CEO, said that sales growth was led by Chromaline Screen Print Products, which was aided by the image mate® acquisition made in December 2006. Earnings were negatively impacted by startup costs for the company’s new Digital Texturing and Photo-Machining projects, as well as Sarbanes-Oxley compliance costs.
Ulland added, “We are beginning to build a customer base for our Photo-Machining service; however, we do not as yet know the market potential, nor do we clearly understand where our technology fits into this large and complex industry. Digital Texturing has advanced more rapidly. We know the market for our technology in the plastic injection mold making industry is large, relative to our size. We are currently producing commercial product from prototype equipment; and, so far, the market response has been very encouraging. We anticipate having high volume production equipment installed in Duluth in the second quarter of 2008 and, assuming no unforeseen problems, we hope to be taking orders for digital equipment by the end of the year. We will be providing our proprietary fluid and patent-applied-for inkjet receptive substrate for these machines and will continue to supply imaged product from Duluth.”
The company has announced that it has acquired an option to purchase from the City of Duluth a 15 acre brownfield site and is considering the construction of a 35,000 square foot manufacturing and warehouse facility at the site.
This press release contains forward-looking statements regarding sales, net earnings, new products and new facilities that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the Company’s Form 10-KSB, Forms 10-QSB and other reports on file with the SEC.

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended December 31, 2007 and 2006

	Three Months Ended		Twelve Months Ended
	12/31/07	12/31/06	12/31/07	12/31/06
Net Sales	$3,925,358	$3,743,608	$15,824,725	$14,888,912

Costs and expenses	3,420,008	3,245,133	14,398,080	13,414,601

Income from operations	505,350	498,475	1,426,645	1,474,311

Gain on sale of investment	—	—	55,159	—

Interest income	43,724	32,815	153,971	115,454

Income before income taxes	549,074	531,290	1,635,775	1,589,765

Federal and state Income tax expense	203,723	138,249	466,000	466,000

Net income	$345,351	$393,041	$1,169,775	$1,123,765

Earnings per common share-diluted	$0.17	$0.19	$0.57	$0.55

Average shares outstanding-diluted	2,075,580	2,038,499	2,063,380	2,027,916
CONDENSED BALANCE SHEETS
As of December 31, 2007 and December 31, 2006

	12/31/07	12/31/06
Assets
Current assets	$9,315,737	$8,229,210
Property, plant and equipment, net	1,320,591	991,920
Investment in non-marketable equity securities	855,201	988,910
Intangible assets	479,888	485,421
Deferred income taxes	11,000	48,000

	$11,982,417	$10,743,461

Liabilities and Stockholders’ Equity
Current liabilities	$936,703	$879,362
Long term debt	—	—
Stockholders’ equity	11,045,714	9,864,099

	$11,982,417	$10,743,461